EXHIBIT 5.1

                                                              September __, 1997

Banknorth Capital Trust I
c/o Banknorth Group, Inc.
    300 Financial Plaza
    Burlington, Vermont 05401

            Re:   Banknorth Group, Inc.
                  Banknorth Capital Trust I
                  Registration Statement on Form S-4
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Ladies and Gentlemen:

            We have acted as counsel to Banknorth Group, Inc., a Delaware corporation (the "Corporation") and Sponsor of Banknorth Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to:
(i) the proposed issuance by the Trust of up to and including $30,000,000 aggregate Liquidation Amount of its 10.52% Capital Securities, Series B (the "Exchange Capital Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to and including $30,000,000 aggregate Liquidation Amount of its outstanding 10.52% Capital Securities, Series A (the "Original Capital Securities"); (ii) the proposed issuance by the Corporation to the Trust, in an aggregate principal amount corresponding to the aggregate Liquidation Amount of the Exchange Capital Securities, of the Corporation's 10.52% Junior Subordinated Deferrable Interest Debentures due May 1, 2027, Series B (the "Exchange Junior Subordinated Debentures") registered under the Securities Act in exchange for a comparable aggregate principal amount of the Corporation's outstanding 10.52% Junior Subordinated Deferrable Interest Debentures due May 1, 2027, Series A (the "Original Junior Subordinated Debentures"); and (iii) the proposed execution of the Corporation's guarantee in respect of the Exchange Capital Securities (the "Exchange Guarantee") registered under the Securities Act. The Exchange Capital Securities will be issued under an Amended and Restated Declaration of Trust for the Trust, dated as of May 1, 1997 (the "Amended Declaration"), among the Corporation, as Sponsor, The First National Bank of Chicago, as Property Trustee, First Chicago Delaware Inc., as Delaware Trustee, and the Administrative Trustees named therein, while the Exchange Junior Subordinated Debentures will be issued under an

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Indenture, dated as of May 1, 1997 (the "Indenture"), between the Corporation and The First National Bank of Chicago, as Debenture Trustee.

      We have examined such documents and records as we deemed appropriate, including the following:

            (i) Copy of the Certificate of Incorporation of the Corporation, certified as of a recent date by the Secretary of State of the State of Delaware;

            (ii) Copy of the By-Laws of the Corporation, certified by the Secretary of the Corporation to be a true and complete copy;

            (iii) Copy, certified by the Secretary of the Corporation to be a true and complete copy, of the resolutions duly adopted by the Board of Directors of the Corporation on September 22, 1997, as supplemented by a certificate of the President, dated September 23, 1997 relating thereto;

            (iv) Executed counterparts of the Amended Declaration.

            (v) Specimen of the Exchange Capital Security.

            (vi) Executed counterparts of the Indenture.

            (vii) Specimen of the Exchange Junior Subordinated Debenture.

            (viii) Executed counterparts of the Exchange Guarantee.

            (ix) Executed counterparts of the Registration Rights Agreement, dated as of May 1, 1997 (the "Registration Rights Agreement"), among the Trust, the Corporation and the Initial Purchasers named therein.

      In addition, as to certain factual matters, we have relied upon certificates of officers of the Corporation, public officials and others.

      In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Corporation we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, as well as the validity, binding effect and enforceability thereof on such parties.


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      Based upon the foregoing, we are of the opinion that:

      (1) The Exchange Junior Subordinated Debentures have been duly authorized by all requisite corporate action of the Corporation and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Junior Subordinated Debentures as contemplated in the Registration Rights Agreement, the Exchange Junior Subordinated Debentures will constitute valid and binding obligations of the Corporation entitled to the benefits of the Indenture and enforceable against the Corporation in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

      (2) The Exchange Guarantee has been duly authorized by all requisite corporate action of the Corporation and, when executed by the Corporation and The First National Bank of Chicago, as Guarantee Trustee, and delivered as contemplated in the Registration Rights Agreement, the Exchange Guarantee will constitute a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

      We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America. As to matters governed by Delaware law, we have relied exclusively upon the opinion of Richards, Layton & Finger and have not made any independent investigation thereof.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Validity of Exchange Securities" in the Prospectus included therein.

                                       Very truly yours,


                                       BROWN & WOOD LLP


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